Exhibit 10.48

Execution Version

SOUTHSTATE CORPORATION

TRANSITION AGREEMENT

May 17, 2024

Daniel W. Brooks
c/o Independent Bank Group, Inc.
7777 Henneman Way,
McKinney, Texas 75070

Dear Daniel:

This transition agreement (this “Agreement”) sets forth our mutual agreement regarding your employment with SouthState Bank, National Association (the “Bank”) (together with SouthState Corporation, a bank holding corporation organized under the laws of South Carolina (the “Company”), and their subsidiaries and affiliates, including, after the Effective Time, the Surviving Entity, the “Company Group”), effective upon and following the completion of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 17, 2024, by and between Independent Bank Group, Inc., a Texas corporation (“IBG”) and the Company (the “Merger Agreement”, and the transactions contemplated thereby, the “Merger”). Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement. In the event the Merger is not consummated or the Merger Agreement is otherwise terminated, this Agreement shall be null and void ab initio and of no further force or effect.

Employment.

Effective upon the Effective Time (as defined in the Merger Agreement), you will cease to serve as Vice Chairman of IBG, and you will commence employment with the Bank as Executive Vice President, Executive Advisor, and will serve as a member of the Operating Committee of the Bank. The term of your employment with the Company Group under this Agreement (the “Term”) shall commence at the Effective Time and continue until December 31, 2025, unless terminated earlier in accordance with Section 5. The actual date of your termination of employment with the Company Group shall be referred to as the “Separation Date”.

You shall have such duties and responsibilities as are reasonably assigned to you by the Company Group, including, but not limited to, assisting management with the integration of IBG and Independent Bank d/b/a Independent Financial with and into the Company and the Bank. You shall exclusively devote your full working time, energy, and attention to the business of the Bank and to the promotion of the Bank’s interests throughout the Term. You shall serve the Bank faithfully, diligently, competently, and to the best of the Executive’s ability. During the Term, without the prior written consent of the Bank, you shall not render services to or for any person, firm, bank, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to you. Nothing in this Section 1(b) shall prevent you from managing your personal investments and affairs, or engaging in community and charitable activities, provided that doing so does not materially interfere with the proper performance of your duties and responsibilities under this Agreement.

Compensation.

Base Salary. In consideration for your performance of the obligations under this Agreement, during the Term, the Bank shall pay or cause to be paid to you a salary at the annual rate of not less than $540,000 (the “Base Salary”), payable in installments in accordance with the Bank’s regular payroll policies and procedures. Effective as of December 31, 2024, the Base Salary shall be increased to $556,200.

Incentive Compensation. For the 2024 fiscal year, and to the extent the Effective Time occurs in 2025, for the pro-rata portion of the 2025 fiscal year that elapses from January 1, 2025 through the Effective Time, you shall be eligible to receive your incentive compensation earned under IBG’s incentive compensation programs for such years in accordance with the terms of such programs in effect as of the date hereof, in each case as determined in accordance with the terms of the Merger Agreement and on the same basis as other executive officers of IBG. For the 2025 fiscal year, your annual cash bonus shall be payable (regardless of when the Effective Time occurs) in the amount of $1,056,780 (inclusive of and not duplicating any amount already paid to you prior to the Effective Time in respect of the pro rata portion of your target annual cash bonus opportunity for fiscal year 2025) (the “2025 Annual Bonus”), which, in the case of the portion of such amount not yet paid to you as of the Effective Time, shall be paid to you on December 31, 2025, subject to your continued employment through December 31, 2025. Notwithstanding the foregoing, in the event of a termination of your employment by the Bank for Cause (as defined in the CIC Agreement, it being understood that all references to the “Company” shall refer to SouthState Corporation and SouthState Bank, National Association, as applicable, and all references to the “Board of Directors” shall refer to the SouthState Corporation Board of Directors) or you resign without Good Reason (as defined below) prior to December 31, 2025, you shall not receive any amount of your incentive compensation opportunity that has not yet been paid.

For all purposes of this Agreement “Good Reason” shall mean (1)the assignment to you of any duties or responsibilities, other than in connection with a promotion, inconsistent in any material respect with your position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company or the Bank which results in a material diminution in such position, authority, duties or responsibilities from those contemplated by this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Bank promptly following receipt of notice thereof given by you; (2)a reduction in your compensation and benefits set forth under Sections 2 and 3 of this Agreement; (3)the material breach by the Company or the Bank of any provision of this Agreement; or (d) the requirement that your principal place of employment be based at a location further than thirty miles from your principal place of employment in effect immediately after the Effective Time. Notwithstanding the foregoing, you cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances alleged to constitute Good Reason and the Company and the Bank have had at least 30 days from the date on which such notice is provided to cure such circumstances.

In the event that the Company or the Bank does not timely cure such circumstances and if you do not terminate your employment for Good Reason within 90 days of the first occurrence of the applicable circumstances, you shall be deemed to have waived your right to terminate for Good Reason with respect to such circumstances.

Change in Control Payment. You and the Bank acknowledge that, as of the date of this Agreement, you are party to that certain Change in Control Agreement, entered into as of July 24, 2023, by and between IBG and you (the “CIC Agreement”), that the occurrence of the Merger will constitute a “Change in Control” as defined under and for purposes of the CIC Agreement such that you would be entitled to receive certain severance payments as set forth therein in the event your employment is terminated without “Cause” or you resign with “Good Reason (each as defined in the CIC Agreement) within twenty-four (24) months following the Effective Time, subject to your execution and non-revocation of a release of claims in a form mutually satisfactory to IBG (or its successor) and you. In connection with the consummation of the Merger, and notwithstanding anything to the contrary in the CIC Agreement, subject to your execution and non-revocation of the release set forth in Section 7 below (the “Release”) (including your execution and non-revocation of the Re-Affirmation (as defined below)), you will receive the compensation and benefits contemplated by Section 2.1 of the CIC Agreement, which shall include (without duplication) a cash payment in the amount of $3,980,000 representing the payments contemplated by Sections 2.1(a) and (d) of the CIC Agreement, which will be paid to you at the Effective Time or any earlier date as reasonably determined by IBG, subject to review by and consultation with the Company, to be appropriate to mitigate any adverse tax consequences resulting from application of Section 280G or 4999 of the Code. You further acknowledge and agree that, without limiting your rights under Sections 2.1(b) and (c) of the CIC Agreement, this Agreement is intended to supersede in its entirety the CIC Agreement and that, effective as of the Effective Time, the CIC Agreement shall terminate and, except as provided herein, be of no further force or effect.

Employee Benefits, Reimbursement of Business Expenses and Paid Leave.

Benefits. During the Term, you shall be entitled to participate in any and all employee compensation and benefit plans in effect from time to time that are no less favorable than those applicable to similarly situated employees, including without limitation, plans providing medical, dental, disability, and group life benefits, including the Bank’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that you satisfy the eligibility requirements for any such plans or benefits.

Reimbursement of Business Expenses. Subject to the Bank’s policies and guidelines issued from time to time and upon submission of documentation to support expense reimbursement in conformity with applicable requirements of federal income tax laws and regulations, you shall be entitled to reimbursement for all reasonable business, entertainment, and travel expenses incurred by you in performing your responsibilities under this Agreement during the Term, including but not limited to lodging, meals and cell phone allowance.

Paid Leave. You shall be entitled to paid leave in accordance with the policies established by the Bank with respect thereto as applicable to similarly situated employees.

Other Compensation and Benefits. Except as otherwise specifically provided herein, as required by applicable law or with respect to compensation and benefits that are vested or accrued as of the Effective Time (including your equity awards that vest or are settled pursuant to Section

1.7 of the Merger Agreement), you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group on or after the Effective Time, including prior to, on or after your termination of employment with the Company Group.

Termination.

Involuntary Termination with Cause or Voluntary Resignation without Good Reason. The Bank may terminate your employment with Cause or you can resign from your employment for any reason during the Term. If your employment terminates with Cause or if your resign without Good Reason, you shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which you are entitled to when termination becomes effective. You shall not be deemed to have been terminated with Cause under this Agreement unless and until ii)there is delivered to you a notice from the Bank containing findings constituting “Cause,” and iii)you have not cured (if curable) the breaches or failures set forth in such notice within the time period set forth in such notice.

Involuntary Termination Without Cause, Resignation for Good Reason, Death or Disability. If your employment terminates involuntarily without Cause, you resign for Good Reason or your employment terminates due to your death or disability, you shall be entitled to an amount equal to any unpaid portion of the Base Salary and 2025 Annual Bonus (and, if such termination occurs following the Effective Time but prior to the payment of an annual incentive in respect of any portion of fiscal year 2024 that occurs after the Effective Time, the annual incentive not yet paid for such portion of fiscal year 2024) that would have been paid pursuant to Section 2 if your employment and the Term had continued through December 31, 2025, which amount shall be paid within 30 days following the Separation Date, subject to your execution of the Release.

Covenants and Agreements.

Incorporation by Reference. Subject to the employee protections set forth in Section 6(c), you acknowledge and agree that, effective as of the Effective Time, you remain subject to the confidentiality, noncompetition, nonsolicitation and other restrictive covenants set forth in your Restricted Stock Agreements and Performance Restricted Stock with IBG, which are incorporated herein by reference as if such provisions were set forth herein in full; provided that, notwithstanding anything in such agreements to the contrary: iv)from and after the Effective Time, any references therein to the “Company” or the “Companies” shall include the Company, the Bank and the members of the Company Group, as applicable; v)the durations of the restricted periods set forth therein shall commence on the Separation Date, with the duration of the noncompetition periods set forth therein ending twenty-four (24) months thereafter; and vi)the geographic limitation of the noncompetition restrictions shall apply anywhere within the states of Colorado and Texas.

Promise of no disparagement. Except as set forth in Section 6(c), you promise and agree that you shall not cause statements to be made (whether written or oral) that reflect negatively on the business reputation of the Company Group. The Company Group likewise agrees that the Company Group shall instruct its directors and officers to not cause statements to be made (whether written or oral) that reflect negatively on your reputation. Nothing herein is intended to restrict either party from testifying truthfully in response to any lawfully served subpoena or other legal process.

Employee Protections. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing in this Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self- regulatory organization regarding possible legal violations, without disclosure to the Company Group. The Company Group may not retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Further, nothing in this Agreement precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, you may not receive a monetary award or any other form of personal relief from the Company Group in connection with any such charge or complaint that you filed or is filed on your behalf. Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of this Agreement shall not in any way be construed as an admission by the Company Group of any acts of unlawful conduct, wrongdoing or discrimination against you, and the Company Group specifically disclaims any liability to you on the part of itself, its employees, or its agents.

Release.

In exchange for the consideration under this Agreement, and as a condition to your right to receive payments and benefits hereunder, you hereby completely, irrevocably, and unconditionally release and forever discharge the Company Group, and any of its affiliated companies, any of their predecessor entities, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, demands, actions, causes of action, obligations, judgments, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “Claim” or “Claims”) which you at any time heretofore had or claimed to have or which you may have or claim to have or may in the future have arising out of or regarding events that have occurred on or prior to the date hereof, including, without limitation, or in any way related to your hire, benefits, employment or service, termination, or separation from service with the Company Group, any of its affiliated companies or any of their predecessor entities, the transactions contemplated by the Merger Agreement, and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including, but not limited to:

any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, 42 U.S.C. Section 1981, the Worker Adjustment and

Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, all of their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, personal days, leave (including family or medical leave) and severance that may be legally waived and released, other than (A) the payments and benefits payable pursuant to this Agreement, (B) any accrued but unpaid base salary and any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and (C) any payments to which you are entitled as a stockholder or equity award-holder in IBG pursuant to the Merger Agreement or claims as the holder or beneficial owner of securities of the Company or its affiliates;

any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, insurance, medical fees or expenses, costs, and disbursements.

This general release and waiver of Claims excludes, and you do not waive, release, or discharge: (A) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although you waive any right to monetary relief related to such a charge or administrative complaint; (B) claims for unemployment benefits and workers’ compensation; (C) indemnification or directors and officers insurance rights you have against the Company Group; or (D) claims relating to the obligations of the Company Group or its affiliates to you under this Agreement or any other plan, policy or arrangement of the Company Group that, by the applicable terms, are to be performed after the date hereof. If you apply for unemployment benefits, the Company Group will respond truthfully, completely, and timely to any inquiries by the applicable state agency concerning your separation from employment.

In further consideration of the payments and benefits provided to you in this Agreement, you hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Company Group from any and all Claims, whether known or unknown, from the beginning of time to the date of your execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, you hereby acknowledge and confirm that:

You have been advised in writing of the right to consult with an attorney of your choosing and have consulted with such counsel as you believed was necessary before executing this Agreement;

You knowingly, freely, and voluntarily assent to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

You are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled;

You were given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of your choice, although you may sign the Agreement sooner, if desired. Changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period;

You understand that you have seven (7) days from the date of signing this Agreement or the Re-Affirmation to change your mind and revoke the waiver of the age claims in this Agreement (or the Re-Affirmation) by delivering notice of revocation to Susan Bagwell, EVP, Director of Human Resources, by email to susan.bagwell@southstatebank.com, by the end of this seven-day period; provided that to the extent that you revoke the Re-Affirmation, such revocation shall only apply to any Claims arising out of or regarding events that have occurred after the date hereof and at or prior to the Effective Time; and

You understand that the release contained in this paragraph does not apply to rights and claims that may arise after you sign this Agreement.

No payments shall be made to you under this Agreement before expiration of the seven (7)-day revocation period following your signing the Re- Affirmation. If you timely revoke this Agreement, no payments shall be made under this Agreement.

Subject to the protected rights under Section 6(c), you have not filed, and agree not to initiate or cause to be initiated on your behalf, any complaint, charge, Claim or proceeding against the Releasees before any local, state or federal agency, court or other body (each, individually, a “Proceeding”), and agree not to participate voluntarily in any Proceeding. You represent and warrant that you have not assigned any of the Claims being released under this Agreement.

Re-execution of Release and Confirmation of Representations. In addition to the foregoing as a condition to receiving the payments and benefits set forth in Sections 2(b), 2(c) and 5(b) hereof, you hereby agree to re-execute the Release and confirm the agreements and representations set forth in Section 7 of this Agreement in respect of any Claims arising out of or regarding events that have occurred after the date hereof and at or prior to the Effective Time by signing the second signature line on the signature page hereto within five (5) days following the Separation Date (the “Re-Affirmation”).

Miscellaneous.

Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your employment and the termination thereof with IBG, and of your service with the Company Group (including, without limitation, the CIC Agreement).

Governing Law. This Agreement shall be governed by the laws of the State of South Carolina without giving effect to conflict of laws principles.

Withholding. Any payments made to you under this Agreement will be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

Waiver and Amendment. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement will be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder will be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

Notices. Every notice or other communication relating to this Agreement will be in writing, and will be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices and communications by you to the Company or the Bank will be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company or the Bank to you may be given to you personally or may be mailed to you at your last known address, as reflected in the Company’s records. Any notice so addressed will be deemed to be given or received vii)if delivered by hand, on the date of such delivery, viii)if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and ix)if mailed by registered or certified mail, on the third business day after the date of such mailing.

[Signature Page Follows]

SOUTHSTATE CORPORATION
By:	/s/ Susan Bagwell
Name:Susan Bagwell
Title: Executive Vice President Human Resources

SOUTHSTATE BANK
By:	/s/ Susan Bagwell
Name:Susan Bagwell
Title: Executive Vice President Human Resources

[Signature Page to Transition Agreement]

SOUTHSTATE CORPORATION
By:
Name:Susan Bagwell
Title: Executive Vice President Human Resources

SOUTHSTATE BANK
By:
Name:Susan Bagwell
Title: Executive Vice President Human Resources

PLEASE READ THIS AGREEMENT CAREFULLY;

IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACCEPTED AND AGREED:
/s/ Daniel W. Brooks
Daniel W. Brooks
Date:	5/17/24

This release and representations contained in Section 7 above and ratified and confirmed with respect to any Claims, acts or omissions through and as of the Separation Date.

ACCEPTED AND AGREED:
/s/ Daniel W. Brooks
Daniel W. Brooks
Date:	5/17/24

[Signature Page to Transition Agreement]